Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

the Quarter Ended March 31, 2023

For Immediate Release

PORTLAND, Maine – May 11, 2023 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its unaudited financial results for the quarter ended March 31, 2023.

Management’s Discussion:

“Our unaudited, preliminary product sales were first reported on April 5, 2023,” commented Michael F. Brigham, President and CEO of ImmuCell. “We have no changes to those figures.”

“We have just persevered through the most difficult quarter in the history of the Company,” continued Mr. Brigham. “As previously disclosed, we made the strategic decision to significantly reduce production output to remediate a production contamination event. We believe that the operational improvements we have implemented throughout the production process as part of this remediation will help us run more effectively at a higher output level going forward.”

This production slowdown, in part, contributed to an increase in the order backlog to approximately $8 million as of May 3, 2023 from $2.5 million as of December 31, 2022. Due to the loss in earned gross margin that was incurred during the first quarter of 2023, the Company has made the decision to defer, for the time being, completion of certain capital expenditure investments.

The Company is being driven by data as it resolves this temporary production problem. Product is tested at the beginning, middle and end of the production process. From February 1, 2023 through May 3, 2023, the incoming quality control test has met standards 88% of the time, and the mid-process and end-process tests have both consistently passed. This improvement from the depth of the contamination problem in January is allowing the Company to come back into full production.

“As we recover and resume full production, our goal is to produce more product quarter after quarter than we did during the first quarter of 2023,” added Mr. Brigham. “When this contamination event is fully behind us, our goal is to be able to produce at least $6 million worth of product per quarter, which would annualize to about 80% of our $30 million full production capacity annually.”

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“The increase in sales demand for the First Defense® product line leading up to the contamination events is both exciting and difficult for us. The 2023 supply shortage may prove to be more detrimental to our growth curve than any other supply shortage because it impacted so many customers during peak calving season. We are doing the necessary work to stabilize supply, regain lost business and reestablish our growth objectives,” concluded Mr. Brigham. “At the same time, we are preparing all the data required to make our third submission of the CMC Technical Section for Re-Tain® during the second quarter of 2023, and we remain poised and excited to revolutionize the way that subclinical mastitis is treated in today’s dairy market with a novel alternative to traditional antibiotics.”

Certain Financial Results:

●	Product sales decreased by 43%, or $2.6 million, to $3.4 million during the three-month period ended March 31, 2023 compared to $6.0 million during the three-month period ended March 31, 2022.

●	Product sales decreased by 24%, or $5.1 million, to $16.0 million during the trailing twelve-month period ended March 31, 2023 compared to $21.1 million during the trailing twelve-month period ended March 31, 2022.

●	Gross margin earned was 9% and 52% of product sales during the three-month periods ended March 31, 2023 and 2022, respectively. The less than normal gross margin during 2023 was largely the result of product contamination events in the production processes that resulted in a slowdown in production output and a write-off of the affected inventory. Remediation measures are being implemented to reduce the opportunity for recurrence.

●	Net operating (loss) was ($2.3) million during the three-month period ended March 31, 2023 in contrast to a net operating income of $571,000 during the three-month period ended March 31, 2022.

●	Net (loss) was ($2.3) million, or ($0.30) per basic share, during the three-month period ended March 31, 2023 in comparison to net income of $513,000, or $0.07 per diluted share, during the three-month period ended March 31, 2022.

●	EBITDA (a non-GAAP financial measure described on page 5 of this press release) decreased to approximately ($1.6) million during the three-month period ended March 31, 2023 from $1.2 million during the three-month period ended March 31, 2022.

Balance Sheet Data as of March 31, 2023:

●	Cash and cash equivalents decreased to $3.1 million as of March 31, 2023 from $5.8 million as of December 31, 2022.

●	Net working capital decreased to approximately $8.4 million as of March 31, 2023 from $10.9 million as of December 31, 2022.

●	Stockholders’ equity decreased to $28.2 million as of March 31, 2023 from $30.4 million as of December 31, 2022.

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Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release and the statements to be made in the related earnings conference call referenced herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; future demand for our products; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis and producers’ level of interest in treating subclinical mastitis given the current economic and market conditions; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold per unit; the adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the impacts of backlogs on customer relationships; the efficacy or timeline to complete our contamination remediation efforts; the likelihood, severity or impact of future contamination events; the anticipated costs of (or time to complete) planned expansions of our manufacturing facilities and the adequacy of our funds available for these projects; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield; future regulatory requirements relating to our products; future expense ratios and margins; the efficacy of our investments in our business; anticipated changes in our manufacturing capabilities and efficiencies; projections about depreciation expense and its impact on income for book and tax return purposes; and any other statements that are not historical facts. These statements are intended to provide management’s current expectation of future events as of the date of this earnings release, are based on management’s estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain®), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand (including the consequences of backlogs), uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, adverse impacts of supply chain disruptions on our operations and customer and supplier relationships, commercial and operational risks relating to our current and planned expansion of production capacity, and other risks and uncertainties detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Condensed Statements of Operations (Unaudited)

	During the Quarters Ended March 31,
(In thousands, except per share amounts)	2023	2022

Product sales	$3,447	$6,000
Costs of goods sold	3,146	2,897
Gross margin	301	3,103

Product development expenses	1,110	1,036
Sales, marketing and administrative expenses	1,447	1,497
Operating expenses	2,557	2,533

NET OPERATING (LOSS) INCOME	(2,256)	570

Other expenses, net	57	56

(LOSS) INCOME BEFORE INCOME TAXES	(2,313)	514

Income tax expense	2	1

NET (LOSS) INCOME	$(2,315)	$513

Basic weighted average common shares outstanding	7,747	7,742
Basic net (loss) income per share	$(0.30)	$0.07

Diluted weighted average common shares outstanding	7,747	7,789
Diluted net (loss) income per share	$(0.30)	$0.07

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of March 31, 2023	As of December 31, 2022
Cash and cash equivalents	$3,096	$5,792
Net working capital	8,410	10,923
Total assets	43,123	44,861
Stockholders’ equity	$28,161	$30,380

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Non-GAAP Financial Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP measures of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) assists management and investors by looking at our performance across reporting periods on a consistent basis excluding these certain charges that are not uses of cash from our reported (loss) income before income taxes. We calculate EBITDA as described in the following table:

	During the Quarters Ended March 31,
(In thousands)	2023	2022

(Loss) Income before income taxes	$(2,313)	$514
Interest Expense (excluding debt issuance costs)	88	73
Depreciation	652	617
Amortization	7	7
EBITDA	$(1,566)	$1,211

During the three-month periods ended March 31, 2023 and 2022, EBITDA included approximately $96,000 and $54,000 of stock-based compensation expense, respectively, which is a non-cash expense that we add back to EBITDA when assessing our cash flows.

Conference Call:

The Company will host a conference call on Friday, May 12, 2023 at 9:00 AM ET to discuss the full unaudited financial results for the quarter ended March 31, 2023. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international). A teleconference replay of the call will be available until May 19, 2023 at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing replay access code #3163870. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company.

About ImmuCell:

ImmuCell Corporation’s (Nasdaq: ICCC) purpose is to create scientifically proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves, and is in the late stages of developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows without a milk discard requirement that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

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